EXHIBIT 10.58

THE GOLDMAN SACHS GROUP, INC.

             YEAR-END PERFORMANCE-BASED RSU AWARD

This Award Agreement governs your award of performance-based RSUs (your “Award” or “PSUs”) granted under The Goldman Sachs Amended and Restated Stock Incentive Plan (2015) (the “Plan”) in accordance with The Goldman Sachs Long-Term Performance Incentive Plan (the “LTIP”). You should read carefully this entire Award Agreement, which includes the Award Statement and any attached Appendix.

ACCEPTANCE

1. You Must Decide Whether to Accept this Award Agreement. To be eligible to receive your Award, you must by the date specified (a) open and activate an Account and (b) agree to all the terms of your Award by executing the related signature card in accordance with its instructions. By executing the signature card, you confirm your agreement to all of the terms of this Award Agreement, including the arbitration and choice of forum provisions in Paragraph 16.

DOCUMENTS THAT GOVERN YOUR AWARD; DEFINITIONS

2. The Plan and LTIP. Your Award is granted under the Plan in accordance with the LTIP, and the terms of both apply to, and are a part of, this Award Agreement. In the event of a conflict between the terms of the LTIP and the Plan, the terms of the Plan will control.

3. Your Award Statement. The Award Statement delivered to you contains some of your Award’s specific terms. For example, it contains the number of PSUs subject to this Award, the Performance Period and the Performance Goal applicable to your Award. [It also contains the Determination Date and the Settlement Date for your Award and the Transferability Date for any Shares at Risk that may be delivered to you in respect of any Settlement Amount that you may earn.] The number of PSUs on your Award Statement is not necessarily the number of PSUs in respect of which the Settlement Amount will be earned, but is merely the basis for determining the amount (if any) that will be delivered to you.

4. Definitions. Capitalized terms are defined in the Award Statement or the Definitions Appendix, which also includes terms that are defined in the LTIP and the Plan.

VESTING OF YOUR PSUS

5. Vesting. Your PSUs are Vested. When a PSU is Vested, it means only that your continued active Employment is not required to earn delivery in respect of that PSU. Vesting does not mean you have a non-forfeitable right to the Vested portion of your Award. The terms of this Award Agreement (including conditions to delivery and satisfaction of the Performance Goal) continue to apply to your Award, and failure to meet such terms may result in the termination of this Award (as a result of which no delivery in respect of such Vested PSUs would be made).

PERFORMANCE GOAL

6. Performance. The Settlement Amount is dependent, and may vary based, on achievement of the Performance Goal over the Performance Period. On the Determination Date, the Firm will determine whether or not, and to what extent, the Performance Goal for that Performance Period has been satisfied. All your rights with respect to the Settlement Amount (and any Dividend Equivalent Payments) are dependent on the extent to which the Performance Goal is achieved, and any rights to delivery in respect of your Outstanding PSUs immediately will terminate and no Settlement Amount will be delivered in respect of such PSUs upon the Committee’s determination, in its sole discretion, that the Performance Goal has not been satisfied to the extent necessary to result in delivery in respect of the PSUs.

SETTLEMENT AMOUNT

7. Settlement.

(a) In General. Subject to satisfaction of the terms of this Award, including satisfaction of the Performance Goal, on the Settlement Date, you will receive delivery (less applicable withholding as described in Paragraph 13(a)) of the Settlement Amount and payment of any Dividend Equivalent Payments as further described in this Award Agreement and in your Award Statement. Until such delivery and payment, you have only the rights of a general unsecured creditor and you do not have any rights as a shareholder of GS Inc. with respect to either the PSUs or the Settlement Amount. Without limiting the Committee’s authority under Section 2(b) of the LTIP, the Firm may accelerate any Settlement Date by up to 30 days.

(b) [Form of Delivery. The Settlement Amount will be delivered as follows:

(i)             % in the form of cash that will be paid on the Settlement Date.

(ii)             % in the form of Shares at Risk.

(c) Shares at Risk. All of the Shares delivered (after application of tax withholding) to you in respect of the Settlement Amount will be Shares at Risk subject to Transfer Restrictions until the Transferability Date. Any purported sale, exchange, transfer, assignment, pledge, hypothecation, fractionalization, hedge or other disposition in violation of the Transfer Restrictions on Shares at Risk will be void. Within 30 Business Days after the Transferability Date listed on your Award Statement (or any other date on which the Transfer Restrictions are to be removed), GS Inc. will remove the Transfer Restrictions. The Committee or the SIP Committee may select multiple dates within such 30-Business-Day period on which to remove Transfer Restrictions for all or a portion of the Shares at Risk with the same Transferability Date listed on the Award Statement, and all such dates will be treated as a single Transferability Date for purposes of this Award.]

DIVIDEND EQUIVALENT RIGHTS

8. Dividend Equivalent Rights. To the extent described in your Award Statement, each PSU will include a Dividend Equivalent Right, which will be subject to the provisions of Section 2.8 of the Plan. Accordingly, for each of your Outstanding PSUs with respect to which delivery is made under the Settlement Amount, you will be entitled to payments under Dividend Equivalent Rights equal to any regular cash dividend paid by GS Inc. in respect of a Share the record date for which occurs on or after the Date of Grant. The payment to you of amounts under Dividend Equivalent Rights (less applicable withholding as described in Paragraph 13(a)) is conditioned upon the delivery under the Settlement Amount in respect of the PSUs to which such Dividend Equivalent Rights relate, and you will have no right to receive any Dividend Equivalent Payments relating to PSUs for which you do not receive delivery under the Settlement Amount (including, without limitation, due to a failure to satisfy the Performance Goal). Dividend Equivalent Payments will be paid on the Settlement Date.

FORFEITURE OF YOUR AWARD

9. How You May Forfeit Your Award. This Paragraph 9 sets forth the events that result in forfeiture of up to all of your PSUs [and Shares at Risk] and may require repayment to the Firm of up to all amounts previously paid or delivered to you under your PSUs in accordance with Paragraph 10. More than one event may apply, and in no case will the occurrence of one event limit the forfeiture and repayment obligations as a result of the occurrence of any other event. In addition, the Firm reserves the right to (a) suspend delivery of the Settlement Amount and payment of any Dividend Equivalent Payments [or release Transfer Restrictions on Shares at Risk] or (b) make payment of cash or deliver Shares at Risk into an escrow account in accordance with Paragraph 13(f)(v). [Paragraph 12 (relating to certain circumstances under which release of Transfer Restrictions may be accelerated) provides for exceptions to one or more provisions of this Paragraph 9.]

(a) PSUs Forfeited Upon Certain Events. If any of the following occurs, your rights to all of your Outstanding PSUs will terminate, and no Settlement Amount will be delivered in respect thereof, as may be further described below:

(i) You Associate With a Covered Enterprise. You Associate With a Covered Enterprise during the Performance Period.

(ii) You Solicit Clients or Employees, Interfere with Client or Employee Relationships or Participate in the Hiring of Employees. Before the Settlement Date, either:

(A) you, in any manner, directly or indirectly, (1) Solicit any Client to transact business with a Covered Enterprise or to reduce or refrain from doing any business with the Firm, (2) interfere with or damage (or attempt to interfere with or damage) any relationship between the Firm and any Client, (3) Solicit any person who is an employee of the Firm to resign from the Firm, (4) Solicit any Selected Firm Personnel to apply for or accept employment (or other association) with any person or entity other than the Firm, (5) hire or participate in the hiring of any Selected Firm Personnel by any person or entity other than the Firm (including, without limitation, participating in the identification of individuals for potential hire, and participating in any hiring decision), whether as an employee or consultant or otherwise, or

(B) Selected Firm Personnel are Solicited, hired or accepted into partnership, membership or similar status by (1) any entity that you form, that bears your name, or in which you possess or control greater than a de minimis equity ownership, voting or profit participation, or (2) any entity where you have, or will have, direct or indirect managerial responsibility for such Selected Firm Personnel.

(iii) You Failed to Consider Risk. You Failed to Consider Risk during the Firm’s             fiscal year.

(iv) Your Conduct Constitutes Cause. Any event that constitutes Cause has occurred before the Settlement Date.

(v) You Do Not Meet Your Obligations to the Firm. The Committee determines that, before the Settlement Date, you failed to meet, in any respect, any obligation under any agreement with the Firm, or any agreement entered into in connection with your Employment or this Award, including the Firm’s notice period requirement applicable to you, any offer letter, employment agreement or any shareholders’ agreement relating to the Firm. Your failure to pay or reimburse the Firm, on demand, for any amount you owe to the Firm will constitute (A) failure to meet an obligation you have under an agreement, regardless of whether such obligation arises under a written agreement, and/or (B) a material violation of Firm policy constituting Cause.

(vi) You Do Not Provide Timely Certifications or Comply with Your Certifications. You fail to certify to GS Inc. that you have complied with all of the terms of the LTIP, the Plan and this Award Agreement, or the Committee determines that you have failed to comply with a term of the LTIP, the Plan or this Award Agreement to which you have certified compliance.

(vii) You Do Not Follow Dispute Resolution/Arbitration Procedures. You attempt to have any dispute under the LTIP, the Plan or this Award Agreement resolved in any manner that is not provided for by Paragraph 16, Section 3.17 of the Plan or Section 6(h) of the LTIP.

(viii) You Bring an Action that Results in a Determination that Any Award Agreement Term Is Invalid. As a result of any action brought by you, it is determined that any term of this Award Agreement is invalid.

(ix) You Receive Compensation in Respect of Your Award from Another Employer. Your Employment terminates for any reason or you otherwise are no longer actively employed with the Firm and another entity grants you cash, equity or other property (whether vested or unvested) to replace, substitute for or otherwise in respect of your Outstanding PSUs.

(x) GS Inc. Fails to Maintain the Minimum Tier 1 Capital Ratio. Before the Settlement Date, GS Inc. fails to maintain the required “Minimum Tier 1 Capital Ratio” as defined under Federal Reserve Board Regulations applicable to GS Inc. for a period of 90 consecutive business days.

(xi) GS Inc. Is Determined to Be in Default. Before the Settlement Date, the Board of Governors of the Federal Reserve or the FDIC makes a written recommendation under Title II (Orderly Liquidation Authority) of the Dodd-Frank Wall Street Reform and Consumer Protection Act for the appointment of the FDIC as a receiver of GS Inc. based on a determination that GS Inc. is “in default” or “in danger of default.”

(xii) Accounting Restatement Required Under Sarbanes-Oxley. GS Inc. is required to prepare an accounting restatement due to GS Inc.’s material noncompliance, as a result of misconduct, with any financial reporting requirement under the securities laws described in Section 304(a) of Sarbanes-Oxley; provided, however, that your rights with respect to the PSUs will only be terminated to the same extent that would be required under Section 304 of Sarbanes-Oxley had you been a “chief executive officer” or “chief financial officer” of GS Inc. (regardless of whether you actually hold such position at the relevant time).

(b) [Shares at Risk Forfeited upon Certain Events. To the extent you receive delivery of Shares at Risk in connection with any Settlement Amount, if any of the following occurs your rights to all of your Shares at Risk will terminate and your Shares at Risk will be cancelled, in each case, as may be further described below:

(i) You Failed to Consider Risk. You Failed to Consider Risk during the Firm’s             fiscal year.

(ii) Your Conduct Constitutes Cause. Any event that constitutes Cause has occurred before the Transferability Date.

(iii) You Do Not Meet Your Obligations to the Firm. The Committee determines that, before the Transferability Date, you failed to meet, in any respect, any obligation under any agreement with the Firm, or any agreement entered into in connection with your Employment or this Award, including the Firm’s notice period requirement applicable to you, any offer letter, employment agreement or any shareholders’ agreement relating to the Firm. Your failure to pay or reimburse the Firm, on demand, for any amount you owe to the Firm will constitute (A) failure to meet an obligation you have under an agreement, regardless of whether such obligation arises under a written agreement, and/or (B) a material violation of Firm policy constituting Cause.

(iv) You Do Not Provide Timely Certifications or Comply with Your Certifications. You fail to certify to GS Inc. that you have complied with all of the terms of the LTIP, the Plan and this Award Agreement, or the Committee determines that you have failed to comply with a term of the LTIP, the Plan or this Award Agreement to which you have certified compliance.

(v) You Do Not Follow Dispute Resolution/Arbitration Procedures. You attempt to have any dispute under the LTIP, the Plan or this Award Agreement resolved in any manner that is not provided for by Paragraph 16, Section 3.17 of the Plan or Section 6(h) of the LTIP.

(vi) You Bring an Action that Results in a Determination that Any Award Agreement Term Is Invalid. As a result of any action brought by you, it is determined that any term of this Award Agreement is invalid.

(vii) You Receive Compensation in Respect of Your Award from Another Employer. Your Employment terminates for any reason or you otherwise are no longer actively employed with the Firm and another entity grants you cash, equity or other property (whether vested or unvested) to replace, substitute for or otherwise in respect of any Shares at Risk; provided, however, that your rights will only be terminated in respect of the Shares at Risk that are replaced, substituted for or otherwise considered by such other entity in making its grant.

(viii) Accounting Restatement Required Under Sarbanes-Oxley. GS Inc. is required to prepare an accounting restatement due to GS Inc.’s material noncompliance, as a result of misconduct, with any financial reporting requirement under the securities laws as described in Section 304(a) of Sarbanes-Oxley; provided, however, that your rights will only be terminated in respect of Shares at Risk to the same extent that would be required under Section 304(a) of Sarbanes-Oxley had you been a “chief executive officer” or “chief financial officer” of GS Inc. (regardless of whether you actually hold such position at the relevant time).]

REPAYMENT OF YOUR AWARD

10. When You May Be Required to Repay Your Award.

(a) Repayment Generally. If the Committee determines that any term of this Award was not satisfied, you will be required, immediately upon demand therefor, to repay to the Firm the following:

(i) Any Settlement Amount [(including any Shares at Risk)] for which the terms (including the terms for payment) of the related PSUs were not satisfied, in accordance with Section 2.6.3 of the Plan.

(ii) [Any Shares at Risk for which the terms (including the terms for the release of Transfer Restrictions) were not satisfied, in accordance with Section 2.5.3 of the Plan.]

(iii) Any Dividend Equivalent Payments for which the terms were not satisfied (including any such payments made in respect of PSUs that are forfeited or any Settlement Amount that is required to be repaid), in accordance with Section 2.8.4 of the Plan.

(iv) [Any dividends paid in respect of any Shares at Risk that are cancelled or required to be repaid.]

(v) Any amount applied to satisfy tax withholding or other obligations with respect to any PSU, Settlement Amount [(including Shares at Risk), dividend payments] or Dividend Equivalent Payments that are forfeited or required to be repaid.

(b) Repayment Upon Materially Inaccurate Financial Statements. If any delivery is made under this Award Agreement based on materially inaccurate financial statements (which includes, but is not limited to, statements of earnings, revenues or gains) or other materially inaccurate performance criteria, you will be obligated to repay to the Firm, immediately upon demand therefor, any excess amount delivered, as determined by the Committee in its sole discretion.

(c) Repayment Upon Accounting Restatement Required Under Sarbanes-Oxley. If an event described in Paragraphs 9(a)(xii) and 9(b)(viii) (relating to a requirement under Sarbanes-Oxley that GS Inc. prepare an accounting restatement) occurs, any Settlement Amount [(including Shares at Risk), dividend payments], Dividend Equivalent Payments, cash or other property delivered, paid or withheld in respect of this Award will be subject to repayment as described in Paragraph 10(a) to the same extent that would be required under Section 304 of Sarbanes-Oxley had you been a “chief executive officer” or “chief financial officer” of GS Inc. (regardless of whether you actually hold such position at the relevant time).

TERMINATIONS OF EMPLOYMENT

11. PSUs and Termination of Employment.

(a) Employment Termination Generally. Unless the Committee determines otherwise, if your Employment terminates for any reason or you are otherwise no longer actively Employed with the Firm (which includes off-premises notice periods, “garden leaves,” pay in lieu of notice or any other similar status), the Performance Goal applicable to your Outstanding PSUs will continue to apply and the determination of the Settlement Amount will continue to be subject to whether or not, and to what extent, the Performance Goal has been achieved, in each case, as provided in Paragraph 6. All other terms of this Award Agreement, including the forfeiture and repayment events in Paragraphs 9 and 10, continue to apply.

(b) Death. If you die before the Settlement Date, the representative of your estate will, on the Settlement Date, receive delivery of the Settlement Amount and payment of the Dividend Equivalent Payments that, in each case, would have otherwise been made pursuant to Paragraph 6 [and any Transfer Restrictions on Shares at Risk will be cease to apply in accordance with Paragraph 12(b)], after such documentation as may be requested by the Committee is provided to the Committee. All other terms of this Award Agreement, including the forfeiture and repayment events in Paragraphs 9 and 10, continue to apply.

(c) Restrictions on Association with a Covered Enterprise Cease to Apply After an Involuntary or Mutual Agreement Termination. Paragraph 9(a)(i) (relating to forfeiture if you Associate With a Covered Enterprise) will not apply if (i) your Employment terminates and the Firm characterizes your Employment termination as “involuntary” or by “mutual agreement” and (ii) you execute a general waiver and release of claims and an agreement to pay any associated tax liability, in each case, in the form the Firm prescribes. No Employment termination that you initiate, including any purported “constructive termination,” a “termination for good reason” or similar concepts, can be “involuntary” or by “mutual agreement.” All other terms of this Award Agreement, including the other forfeiture and repayment events in Paragraphs 9 and 10, continue to apply.

12. [Accelerated Release of Transfer Restrictions on Shares at Risk in the Event of a Qualifying Termination After a Change in Control or Death. To the extent you receive delivery of Shares at Risk in connection with any Settlement Amount, in the event of your Qualifying Termination After a Change in Control or death, each as described below, your Shares at Risk will be treated as described in this Paragraph 12, and, except as set forth in Paragraph 12(a), all other terms of this Award Agreement, including the other forfeiture and repayment events in Paragraphs 9 and 10, continue to apply.

(a) You Have a Qualifying Termination After a Change in Control. If your Employment terminates when you meet the requirements of a Qualifying Termination After a Change in Control, any Transfer Restrictions will cease to apply to your Shares at Risk. In addition, the forfeiture events in Paragraph 9 will not apply to your Shares at Risk.

(b) Death. If you die, any Transfer Restrictions will cease to apply as soon as practicable after the date of death and after such documentation as may be requested by the Committee is provided to the Committee.]

OTHER TERMS, CONDITIONS AND AGREEMENTS

13. Additional Terms, Conditions and Agreements.

(a) You Must Satisfy Applicable Tax Withholding Requirements. Delivery of the Settlement Amount is conditioned on your satisfaction of any applicable withholding taxes in accordance with Section 6(k) of the LTIP and Section 3.2 of the Plan, which includes the Firm deducting or withholding amounts from any payment or distribution to you (which, notwithstanding Section 3.2.2 of the Plan, may exceed the statutory minimum rate if and to the extent determined by the Committee or the SIP Committee). To the extent permitted by applicable law, the Firm, in its sole discretion, may require you to provide amounts equal to all or a portion of any Federal, state, local, foreign or other tax obligations imposed on you or the Firm in connection with the grant or payment of this Award by requiring you to choose between remitting the amount (i) in cash (or through payroll deduction or otherwise) or (ii) in the form of proceeds from the Firm’s executing a sale of Shares delivered to you pursuant to this Award. In addition, if you are an individual with separate employment contracts (at any time on or after the Date of Grant), the Firm, in its sole discretion, may require you to provide for a reserve in an amount the Firm determines is advisable or necessary in connection with any actual, anticipated or potential tax consequences related to your separate employment contracts by requiring you to choose between remitting such amount (i) in cash (or through payroll deduction or otherwise) or (ii) in the form of proceeds from the Firm’s executing a sale of Shares delivered to you pursuant to this Award (or any other Outstanding awards granted under the Plan or any predecessor or successor plan thereto). In no event, however, does this Paragraph 13(a) give you any discretion to determine or affect the timing of delivery of the Settlement Amount or the timing of payment of tax obligations.

(b) [Firm May Deliver Cash or Other Property in Respect of the Settlement Amount. In accordance with Section 1.3.2(i) of the Plan, in the sole discretion of the Committee, in lieu of all or any portion of the Settlement Amount, the Firm may deliver cash, other securities, other awards under the Plan or other property, and all references in this Award Agreement to delivery of the Settlement Amount will include such deliveries of cash, other securities, other awards under the Plan or other property.

(c) Amounts May Be Rounded to Avoid Fractional Shares. Shares at Risk subject to Transfer Restrictions may be rounded to avoid fractional Shares.

(d) You May Be Required to Become a Party to the Shareholders’ Agreement. Your rights to your PSUs are conditioned on your becoming a party to any shareholders’ agreement to which other similarly situated employees (e.g., employees with a similar title or position) of the Firm are required to be a party.

(e) Firm May Affix Legends and Place Stop Orders on Shares. GS Inc. may affix to Certificates representing Shares any legend that the Committee determines to be necessary or advisable (including to reflect any restrictions to which you may be subject under a separate agreement). GS Inc. may advise the transfer agent to place a stop order against any legended Shares.]

(f) You Agree to Certain Consents, Terms and Conditions. By accepting this Award you understand and agree that:

(i) You Agree to Certain Consents as a Condition to the Award. You have expressly consented to all of the items listed in Section 6(c)(ii) of the LTIP and Section 3.3.3(d) of the Plan, including the Firm’s supplying to any third-party recordkeeper of the LTIP or the Plan or other person such personal information of yours as the Committee deems advisable to administer the LTIP or the Plan, and you agree to provide any additional consents that the Committee determines to be necessary or advisable;

(ii) You Are Subject to the Firm’s Policies, Rules and Procedures. You are subject to the Firm’s policies in effect from time to time concerning trading in Shares and hedging or pledging Shares and equity-based compensation or other awards (including, without limitation, the Firm’s “Policies with Respect to Personal Transactions Involving GS Securities and GS Equity Awards” or any successor policies), and confidential or proprietary information[, and you will effect sales of Shares in accordance with such rules and procedures as may be adopted from time to time (which may include, without limitation, restrictions relating to the timing of sale requests, the manner in which sales are executed, pricing method, consolidation or aggregation of orders and volume limits determined by the Firm)];

(iii) [You Are Responsible for Costs Associated with Your Award. You will be responsible for all brokerage costs and other fees or expenses associated with your Shares at Risk, including those related to the sale of Shares;]

(iv) You Will Be Deemed to Represent Your Compliance with All the Terms of Your Award if You Accept Delivery. You will be deemed to have represented and certified that you have complied with all of the terms of the LTIP, the Plan and this Award Agreement when you accept payment in respect of your Award[, and you request the sale of Shares following the release of Transfer Restrictions on Shares at Risk];

(v) Firm May Make Deliveries into an Escrow Account. The Firm may establish and maintain an escrow account on such terms (which may include your executing any documents related to, and your paying for any costs associated with, such account) as it may deem necessary or appropriate, and the Settlement Amount may initially be delivered, and any Dividend Equivalent Payments may initially be paid, into and held in that escrow account until such time as the Committee has received such documentation as it may have requested or until the Committee has determined that any other conditions or restrictions on deliveries required by this Award Agreement have been satisfied;

(vi) You May Be Required to Certify Compliance with Award Terms; You Are Responsible for Providing the Firm with Updated Address and Contact Information After Your Departure from the Firm. If your Employment terminates while you continue to hold PSUs[ or Shares at Risk], from time to time, you may be required to provide certifications of your compliance with all of the terms of the LTIP, the Plan and this Award Agreement as described in Paragraphs 9(a)(vi) and 9(b)(iv). You understand and agree that (A) your address on file with the Firm at the time any certification is required will be deemed to be your current address, (B) it is your responsibility to inform the Firm of any changes to your address to ensure timely receipt of the certification materials, (C) you are responsible for contacting the Firm to obtain such certification materials if not received and (D) your failure to return properly completed certification materials by the specified deadline (which includes your failure to timely return the completed certification because you did not provide the Firm with updated contact information) will result in the forfeiture of all of your PSUs[ or Shares at Risk] and subject previously delivered amounts to repayment under Paragraphs 9(a)(vi) and 9(b)(iv);

(vii) [You Authorize the Firm to Register, in Its or Its Designee’s Name, Any Shares at Risk and Sell, Assign or Transfer Any Forfeited Shares at Risk. You are granting to the Firm the full power and authority to register any Shares at Risk in its or its designee’s name and authorizing the Firm or its designee to sell, assign or transfer any Shares at Risk if you forfeit your Shares at Risk;]

(viii) You Must Comply with Applicable Deadlines and Procedures to Appeal Determinations Made by the Committee. In order to appeal a determination by the Committee, the SIP Committee, the SIP Administrators, or any of their delegates or designees, you must submit a written request for the appeal within 180 days after receipt of any such determination. You must exhaust all administrative remedies before seeking to resolve a dispute through arbitration pursuant to Paragraph 16, Section 6(h) of the LTIP and Section 3.17 of the Plan; and

(ix) You Agree that Covered Persons Will Not Have Liability. In addition to and without limiting the generality of the provisions of Section 2(e) of the LTIP and Section 1.3.5 of the Plan, neither the Firm nor any Covered Person will have any liability to you or any other person for any action taken or omitted in respect of this or any other Award.

14. Non-transferability. Except as otherwise may be provided in this Paragraph 14 or as otherwise may be provided by the Committee, the limitations on transferability set forth in Section 6(b) of the LTIP and Section 3.5 of the Plan will apply to this Award. Any purported transfer or assignment in violation of the provisions of this Paragraph 14, Section 6(b) of the LTIP or Section 3.5 of the Plan will be void. The Committee may adopt procedures pursuant to which some or all recipients of PSUs and Shares at Risk may transfer some or all of their PSUs[ or Shares at Risk (which will continue to be subject to Transfer Restrictions until the Transferability Date)] through a gift for no consideration to any immediate family member, a trust or other estate planning vehicle approved by the Committee or SIP Committee in which the recipient and/or the recipient’s immediate family members in the aggregate have 100% of the beneficial interest.

15. Right of Offset. Except as provided in Paragraph 18(d), the obligation to deliver the Settlement Amount[, pay dividends] or Dividend Equivalent Payments [or release Transfer Restrictions] under this Award Agreement is subject to Section 6(l) of the LTIP and Section 3.4 of the Plan, which provide for the Firm’s right to offset against such obligation any outstanding amounts you owe to the Firm and any amounts the Committee deems appropriate pursuant to any tax equalization policy or agreement.

ARBITRATION, CHOICE OF FORUM AND GOVERNING LAW

16. Arbitration; Choice of Forum.

(a) BY ACCEPTING THIS AWARD, YOU ARE INDICATING THAT YOU UNDERSTAND AND AGREE THAT THE ARBITRATION AND CHOICE OF FORUM PROVISIONS SET FORTH IN SECTION 6(h) OF THE LTIP AND SECTION 3.17 OF THE PLAN WILL APPLY TO THIS AWARD. THESE PROVISIONS, WHICH ARE EXPRESSLY INCORPORATED HEREIN BY REFERENCE, PROVIDE AMONG OTHER THINGS THAT ANY DISPUTE, CONTROVERSY OR CLAIM BETWEEN THE FIRM AND YOU ARISING OUT OF OR RELATING TO OR CONCERNING THE LTIP, THE PLAN OR THIS AWARD AGREEMENT WILL BE FINALLY SETTLED BY ARBITRATION IN NEW YORK CITY, PURSUANT TO THE TERMS MORE FULLY SET FORTH IN SECTION 6(h) OF THE LTIP AND SECTION 3.17 OF THE PLAN; PROVIDED THAT NOTHING HEREIN SHALL PRECLUDE YOU FROM FILING A CHARGE WITH OR PARTICIPATING IN ANY INVESTIGATION OR PROCEEDING CONDUCTED BY ANY GOVERNMENTAL AUTHORITY, INCLUDING BUT NOT LIMITED TO THE SEC AND THE EQUAL EMPLOYMENT OPPORTUNITY COMMISSION.

(b) To the fullest extent permitted by applicable law, no arbitrator will have the authority to consider class, collective or representative claims, to order consolidation or to join different claimants or grant relief other than on an individual basis to the individual claimant involved.

(c) Notwithstanding any applicable forum rules to the contrary, to the extent there is a question of enforceability of this Award Agreement arising from a challenge to the arbitrator’s jurisdiction or to the arbitrability of a claim, it will be decided by a court and not an arbitrator.

(d) All references to the New York Stock Exchange in Section 6(h) of the LTIP and Section 3.17 of the Plan will be read as references to the Financial Industry Regulatory Authority.

(e) The Federal Arbitration Act governs interpretation and enforcement of all arbitration provisions under the LTIP, the Plan and this Award Agreement, and all arbitration proceedings thereunder.

(f) Nothing in this Award Agreement creates a substantive right to bring a claim under U.S. Federal, state, or local employment laws.

17. Governing Law. THIS AWARD WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

CERTAIN TAX PROVISIONS

18. Compliance of Award Agreement, the Plan and LTIP with Section 409A. The provisions of this Paragraph 18 apply to you only if you are a U.S. taxpayer.

(a) This Award Agreement, the Plan and the LTIP provisions that apply to this Award are intended and will be construed to comply with Section 409A (including the requirements applicable to, or the conditions for exemption from treatment as, 409A Deferred Compensation), whether by reason of short-term deferral treatment or other exceptions or provisions. The Committee will have full authority to give effect to this intent. To the extent necessary to give effect to this intent, in the case of any conflict or potential inconsistency between the provisions of the LTIP (including Section 2(b) thereof), the Plan (including Sections 1.3.2 and 2.1 thereof) and this Award Agreement, the provisions of this Award Agreement will govern, and in the case of any conflict or potential inconsistency between this Paragraph 18 and the other provisions of this Award Agreement, this Paragraph 18 will govern.

(b) Settlement will not be delayed beyond the date on which all applicable conditions or restrictions on settlement in respect of your PSUs required by this Award Agreement (including those specified in Paragraph 11(c) (execution of waiver and release of claims agreement to pay associated tax liability) and the consents and other items specified in Section 3.3 of the Plan and Section 6(c) of the LTIP) are satisfied. To the extent that any portion of this Award is intended to satisfy the requirements for short-term deferral treatment under Section 409A, settlement in respect of such portion will occur by the March 15 coinciding with the last day of the applicable “short-term deferral” period described in Reg. § 1.409A-1(b)(4) in order for settlement to be within the short-term deferral exception unless, in order to permit all applicable conditions or restrictions on settlement to be satisfied, the Committee elects, pursuant to Reg. § 1.409A-1(b)(4)(i)(D) or otherwise as may be permitted in accordance with Section 409A, to delay settlement to a later date within the same calendar year or to such later date as may be permitted under Section 409A, including Reg. § 1.409A-2(b)(7) (in conjunction with Section 6(d) of the LTIP and Section 3.21.3 of the Plan pertaining to Code Section 162(m)) and Reg. § 1.409A-3(d). For the avoidance of doubt, if the Award includes a “series of installment payments” as described in Reg. § 1.409A-2(b)(2)(iii), your right to the series of installment payments will be treated as a right to a series of separate payments and not as a right to a single payment.

(c) Notwithstanding the provisions of Section 1.3.2(i) of the Plan, to the extent necessary to comply with Section 409A, any delivery or payment [(including in the form of Shares at Risk or other property)] that the Firm may make in respect of your PSUs will not have the effect of deferring payment, delivery, income inclusion, or a substantial risk of forfeiture, beyond the date on which such payment, delivery or inclusion would occur or such risk of forfeiture would lapse, with respect to the payment or delivery that would otherwise have been made (unless the Committee elects a later date for this purpose pursuant to Reg. 1.409A-1(b)(4)(i)(D) or otherwise as may be permitted under Section 409A, including and to the extent applicable, the subsequent election provisions of Section 409A(a)(4)(C) of the Code and Reg. 1.409A-2(b)).

(d) Paragraph 15, Section 6(l) of the LTIP and Section 3.4 of the Plan will not apply to Awards that are 409A Deferred Compensation except to the extent permitted under Section 409A.

(e) Settlement in respect of any portion of the Award may be made, if and to the extent elected by the Committee, later than the relevant Settlement Date or other date or period specified hereinabove (but, in the case of any Award that constitutes 409A Deferred Compensation, only to the extent that the later payment or delivery, as applicable, is permitted under Section 409A).

(f) You understand and agree that you are solely responsible for the payment of any taxes and penalties due pursuant to Section 409A, but in no event will you be permitted to designate, directly or indirectly, the taxable year of the payment.

19. Compliance of Award Agreement and LTIP with Section 162(m). If you are or become considered by GS Inc. to be one of its “covered employees” within the meaning of Section 162(m) of the Code, then you will be subject to Section 6(d) of the LTIP and Section 3.21.3 of the Plan, as a result of which delivery of the Settlement Amount and payment of the Dividend Equivalent Payments may be delayed. In addition, to the extent provided in your Award Statement and, to the extent that Section 409A is applicable to you, consistent with Reg § 1.409A-2(b), the Firm may delay any Settlement Date.

COMMITTEE AUTHORITY, AMENDMENT AND CONSTRUCTION

20. Committee Authority. The Committee has the authority to determine, in its sole discretion, that any event triggering forfeiture or repayment of your Award will not apply and to limit the forfeitures and repayments that result under Paragraphs 9 and 10[ and to remove Transfer Restrictions before the Transferability Date]. In addition, the Committee, in its sole discretion, may determine whether Paragraph 11(c) will apply upon a termination of Employment.

21. Amendment. The Committee reserves the right at any time to amend the terms of this Award Agreement, and the Board may amend the LTIP and the Plan in any respect; provided that, notwithstanding the foregoing and Sections 2(b)(vi), 2(b)(viii) and 6(a) of the LTIP and Sections 1.3.2(f), 1.3.2(h) and 3.1 of the Plan, no such amendment will materially adversely affect your rights and obligations under this Award Agreement without your consent; and provided further that the Committee expressly reserves its rights to amend the Award Agreement, the LTIP and the Plan as described in Section 2(b)(viii)(1) of the LTIP and Sections 1.3.2(h)(1), (2) and (4) of the Plan. A modification that impacts the tax consequences of this Award or the timing of delivery will not be an amendment that materially adversely affects your rights and obligations under this Award Agreement. Any amendment of this Award Agreement will be in writing.

22. Construction, Headings. Unless the context requires otherwise, (i) words describing the singular number include the plural and vice versa, (ii) words denoting any gender include all genders and (iii) the words “include,” “includes” and “including” will be deemed to be followed by the words “without limitation.” The headings in this Award Agreement are for the purpose of convenience only and are not intended to define or limit the construction of the provisions hereof. References in this Award Agreement to any specific Plan or LTIP provision will not be construed as limiting the applicability of any other Plan or LTIP provision.

IN WITNESS WHEREOF, GS Inc. has caused this Award Agreement to be duly executed and delivered as of the Date of Grant.

THE GOLDMAN SACHS GROUP, INC.

DEFINITIONS APPENDIX

The following capitalized terms are used in this Award Agreement with the following meanings:

(a) “409A Deferred Compensation” means a “deferral of compensation” or “deferred compensation” as those terms are defined in the regulations under Section 409A.

(b) “Associate With a Covered Enterprise” means that you (i) form, or acquire a 5% or greater equity ownership, voting or profit participation interest in, any Covered Enterprise or (ii) associate in any capacity (including association as an officer, employee, partner, director, consultant, agent or advisor) with any Covered Enterprise. Associate With a Covered Enterprise may include, as determined in the discretion of the Committee, (i) becoming the subject of any publicly available announcement or report of a pending or future association with a Covered Enterprise and (ii) unpaid associations, including an association in contemplation of future employment. “Association With a Covered Enterprise” will have its correlative meaning.

(c) “Covered Enterprise” means an existing or planned business enterprise that competes with the Firm (which, for this purpose means offering products or services that are the same as or similar to those offered by the Firm (“Firm Products or Services”)), or reasonably may be expected to do so. The enterprises covered by this definition include enterprises that offer Firm Products or Services directly, as well as those that do so indirectly by ownership or control (e.g., by owning, being owned by, or being under common ownership with an enterprise that offers Firm Products or Services). An enterprise will be treated as providing Firm Products or Services if, solely by way of example, it provides products or services associated with investment banking, public or private finance, lending, financial advisory services, private investing (for anyone other than you or your family members), private banking, commercial banking, merchant banking, asset or hedge fund management, insurance or reinsurance underwriting or brokerage, property management, or securities, futures, commodities, energy, derivatives or currency brokerage, sales, lending, custody, clearance, settlement or trading. A Competitive Enterprise is a Covered Enterprise. An enterprise that offers, or may reasonably be expected to offer, Firm Products or Services is a Covered Enterprise irrespective of whether the enterprise is a customer, client or counterparty of the Firm, and, because the Firm is a global enterprise, irrespective of where the Covered Enterprise is physically located.

(d) “Determination Date” means the date specified on your Award Statement as the date on which the Committee will determine whether or not, and to what extent, the Performance Goal was achieved for the Performance Period.

(e) “Dividend Equivalent Payments” means any payments made in respect of Dividend Equivalent Rights.

(f) “FDIC” means the Federal Deposit Insurance Corporation or any successor thereto.

(g) “Failed to Consider Risk” means that you participated in the structuring or marketing of any product or service, or participated on behalf of the Firm or any of its clients in the purchase or sale of any security or other property, in any case without appropriate consideration of the risk to the Firm or the broader financial system as a whole (for example, where you have improperly analyzed such risk or where you have failed sufficiently to raise concerns about such risk) and, as a result of such action or omission, the Committee determines there has been, or reasonably could be expected to be, a material adverse impact on the Firm, your business unit or the broader financial system.

(h) “Performance Goal” means the performance goal determined by the Committee that is specified on your Award Statement.

(i) “Performance Period” means the performance period determined by the Committee that is specified on your Award Statement.

(j) “Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002, as amended.

(k) “SEC” means the U.S. Securities and Exchange Commission.

(l) “Section 409A” means Section 409A of the Internal Revenue Code of 1986, including any amendments or successor provisions to that Section and any regulations and other administrative guidance thereunder, in each case as they, from time to time, may be amended or interpreted through further administrative guidance.

(m) “Selected Firm Personnel” means any individual who is or in the three months preceding the conduct prohibited by Paragraph 9(a)(ii) was (i) a Firm employee or consultant with whom you personally worked while employed by the Firm, (ii) a Firm employee or consultant who, at any time during the year preceding the date of the termination of your Employment, worked in the same division in which you worked or (iii) an Advisory Director, a Managing Director or a Senior Advisor of the Firm.

(n) [“Settlement Amount” means an amount deliverable to you in respect of your PSUs (determined as described in the Award Statement).]

(o) [“Settlement Date” means the date that is specified on your Award Statement on which the Settlement Amount will be delivered.]

(p) “Share” means a share of Common Stock.

(q) [“Shares at Risk” means Shares that are subject to Transfer Restrictions.]

The following capitalized terms are used in this Award Agreement with the meanings that are assigned to them in the LTIP:

(a) “Board” means the Board of Directors of GS Inc.

(b) “Committee” means the committee appointed by the Board to administer the LTIP pursuant to Section 2(a) of the LTIP.

(c) “Covered Person” means a member of the Board or the Committee or any employee of the Firm.

(d) “Firm” means GS Inc. and its subsidiaries and affiliates.

(e) “GS Inc.” means The Goldman Sachs Group, Inc., and any successor thereto.

The following capitalized terms are used in this Award Agreement with the meanings that are assigned to them in The Goldman Sachs Amended and Restated Stock Incentive Plan (2015):

(f) “Account” means any brokerage account, custody account or similar account, as approved or required by GS Inc. from time to time, into which shares of Common Stock, cash or other property in respect of an Award are delivered.

(g) “Award Agreement” means the written document or documents by which each Award is evidenced, including any Award Statement.

(h) “Award Statement” means a written statement that reflects certain Award terms.

(i) “Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in New York City are authorized or obligated by Federal law or executive order to be closed.

(j) “Cause” means (i) the Grantee’s conviction, whether following trial or by plea of guilty or nolo contendere (or similar plea), in a criminal proceeding (A) on a misdemeanor charge involving fraud, false statements or misleading omissions, wrongful taking, embezzlement, bribery, forgery, counterfeiting or extortion, or (B) on a felony charge, or (C) on an equivalent charge to those in clauses (A) and (B) in jurisdictions which do not use those designations, (ii) the Grantee’s engaging in any conduct which constitutes an employment disqualification under applicable law (including statutory disqualification as defined under the Exchange Act), (iii) the Grantee’s willful failure to perform the Grantee’s duties to the Firm, (iv) the Grantee’s violation of any securities or commodities laws, any rules or regulations issued pursuant to such laws, or the rules and regulations of any securities or commodities exchange or association of which the Firm is a member, (v) the Grantee’s violation of any Firm policy concerning hedging or pledging or confidential or proprietary information, or the Grantee’s material violation of any other Firm policy as in effect from time to time, (vi) the Grantee’s engaging in any act or making any statement which impairs, impugns, denigrates, disparages or negatively reflects upon the name, reputation or business interests of the Firm or (vii) the Grantee’s engaging in any conduct detrimental to the Firm. The determination as to whether Cause has occurred shall be made by the Committee in its sole discretion and, in such case, the Committee also may, but shall not be required to, specify the date such Cause occurred (including by determining that a prior termination of Employment was for Cause). Any rights the Firm may have hereunder and in any Award Agreement in respect of the events giving rise to Cause shall be in addition to the rights the Firm may have under any other agreement with a Grantee or at law or in equity.

(k) “Client” means any client or prospective client of the Firm to whom the Grantee provided services, or for whom the Grantee transacted business, or whose identity became known to the Grantee in connection with the Grantee’s relationship with or employment by the Firm.

(l) “Common Stock” means common stock of GS Inc., par value $0.01 per share.

(m) “Competitive Enterprise” means an existing or planned business enterprise that (i) engages, or may reasonably be expected to engage, in any activity, (ii) owns or controls, or may reasonably be expected to own or control, a significant interest in or (iii) is, or may reasonably be expected to be, owned by, or a significant interest in which is, or may reasonably expected to be, owned or controlled by, any entity that engages in any activity that, in any case, competes or will compete anywhere with any activity in which the Firm is engaged. The activities covered by this definition include, without limitation, financial services such as investment banking, public or private finance, lending, financial advisory services, private investing (for anyone other than the Grantee and members of the Grantee’s family), merchant banking, asset or hedge fund management, insurance or reinsurance underwriting or brokerage, property management, or securities, futures, commodities, energy, derivatives or currency brokerage, sales, lending, custody, clearance, settlement or trading.

(n) “Date of Grant” means the date specified in the Grantee’s Award Agreement as the date of grant of the Award.

(o) “Dividend Equivalent Right” means a dividend equivalent right granted under the Plan, which represents an unfunded and unsecured promise to pay to the Grantee amounts equal to all or any portion of the regular cash dividends that would be paid on shares of Common Stock covered by an Award if such shares had been delivered pursuant to an Award.

(p) “Employment” means the Grantee’s performance of services for the Firm, as determined by the Committee. The terms “employ” and “employed” shall have their correlative meanings. The Committee in its sole discretion may determine (i) whether and when a Grantee’s leave of absence results in a termination of Employment (for this purpose, unless the Committee determines otherwise, a Grantee shall be treated as terminating Employment with the Firm upon the occurrence of an Extended Absence), (ii) whether and when a change in a Grantee’s association with the Firm results in a termination of Employment and (iii) the impact, if any, of any such leave of absence or change in association on Awards theretofore made. Unless expressly provided otherwise, any references in the Plan or any Award Agreement to a Grantee’s Employment being terminated shall include both voluntary and involuntary terminations.

(q) “Grantee” means a person who receives an Award.

(r) “Outstanding” means any Award to the extent it has not been forfeited, cancelled, terminated, exercised or with respect to which the shares of Common Stock underlying the Award have not been previously delivered or other payments made.

(s) “RSU” means a restricted stock unit Award granted under the Plan, which represents an unfunded and unsecured promise to deliver shares of Common Stock in accordance with the terms of the RSU Award Agreement.

(t) “Section 409A” means Section 409A of the Code, including any amendments or successor provisions to that Section and any regulations and other administrative guidance thereunder, in each case as they, from time to time, may be amended or interpreted through further administrative guidance.

(u) “SIP Administrator” means each person designated by the Committee as a “SIP Administrator” with the authority to perform day-to-day administrative functions for the Plan.

(v) “SIP Committee” means the persons who have been delegated certain authority under the Plan by the Committee.

(w) “Solicit” means any direct or indirect communication of any kind whatsoever, regardless of by whom initiated, inviting, advising, encouraging or requesting any person or entity, in any manner, to take or refrain from taking any action.

(x) [“Transfer Restrictions” means restrictions that prohibit the sale, exchange, transfer, assignment, pledge, hypothecation, fractionalization, hedge or other disposal (including through the use of any cash-settled instrument), whether voluntarily or involuntarily by the Grantee, of an Award or any shares of Common Stock, cash or other property delivered in respect of an Award.]

(y) [“Transferability Date” means the date Transfer Restrictions on a Restricted Share will be released. Within 30 Business Days after the applicable Transferability Date, GS Inc. shall take, or shall cause to be taken, such steps as may be necessary to remove Transfer Restrictions.]

(z) “Vested” means, with respect to an Award, the portion of the Award that is not subject to a condition that the Grantee remain actively employed by the Firm in order for the Award to remain Outstanding. The fact that an Award becomes Vested shall not mean or otherwise indicate that the Grantee has an unconditional or nonforfeitable right to such Award, and such Award shall remain subject to such terms, conditions and forfeiture provisions as may be provided for in the Plan or in the Award Agreement.